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EXHIBIT 10.19

SALES AGENT AGREEMENT

    THIS AGREEMENT is entered into as of March 1, 2001, by and between PerfectData Corporation, a California corporation, with its principal place of business at 110 West Easy Street, Simi Valley, California 93065-1689 (hereinafter "CLIENT"), and Terry J. Baker with his principal place of business at 1595 Regatta Road, Laguna Beach, California 92651 (hereinafter "TJB"). CLIENT and TJB are hereinafter referred to as (the "Parties").

WITNESSETH:

    In consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.
The Services

    TJB shall act as a non-exclusive sales agent for the CLIENT to sell to retailers the CLIENT's products anywhere in the world (hereinafter referred to as the "Services"). All customers to which TJB sells the CLIENT's products shall be the CLIENT's customers and not TJB's customers. TJB agrees to use his reasonable efforts to solicit orders for the sale of the products. TJB shall promptly forward to the CLIENT all orders solicited for the products. The CLIENT may discontinue production of any particular style of its products at any time in its sole discretion. TJB shall cooperate as reasonably requested by the CLIENT in the collection of overdue accounts resulting from orders solicited by TJB. TJB shall place all product orders with the CLIENT on such forms and in accordance with such procedures as the CLIENT shall establish from time to time. CLIENT shall have the right, in its sole discretion, to accept or reject any order. TJB may not bind the CLIENT. All sales of product, shall be made at the prices set forth on the CLIENT's price list, as published from time to time by the CLIENT. The CLIENT shall have the exclusive right, in its sole discretion, to determine whether, to what extent and on what terms credit shall be extended to customers.

2.
Compensation and Reimbursement

    (a) CLIENT shall pay TJB a base fee of $5,000 per month during the term hereof payable on the 1st day of each month commencing March 1st, 2001. CLIENT will also reimburse TJB for related out-of-pocket expenses (with documented receipts) including but not limited to travel and telephone expenses. Any expense greater than $250.00 will be pre-approved by CLIENT. Upon the execution hereof, CLIENT shall also pay to TJB a $5,000 signing bonus.

    (b) The Client will also pay to TJB a commission equal to five (5%) percent of the client's Net Sales in excess of (i) Four Hundred Fifty Thousand ($450,000) Dollars per calendar quarter commencing with the quarter ending June 30, 2001 and (ii) One Hundred Fifty Thousand ($150,000) Dollars for March 2001. Each commission payment shall be made within thirty (30) days of the end of the quarter and by April 30, 3001 with respect to March, 2001. In the event that this Agreement is terminated prior to march 31, 2002, the amount to be paid under this Section (b) shall be based upon a pro rata amount of $450,000 based upon the amount of days in the quarter elapsed prior to the date of termination (e.g., if one-third of the quarter elapsed the commission shall be 5% of Net Sales in excess of $150,000). For purposes of this Agreement, the term "Net Sales" shall mean the invoice price of the product shipped by the CLIENT during the term hereof minus cash, trade or promotional discounts, allowances, returns, bad debts, sales tax and shipping and handling charges. The commission paid for a sale with respect to which the product is returned or the receivable is a "bad debt" shall be deducted from the commission payment or, if his future commission is payable, shall be repaid by TJB to CLIENT upon demand a receivable shall be deemed to be a "bad debt" if it is more than 60 days past due.

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    (c) TJB shall be responsible for the payment of all federal, state and local taxes of any kind that are attributable to the compensation he receives.

    (d) TJB agrees to devote as much time as is reasonably necessary in performing services hereunder to maximize CLIENT's sales.

    (e) TJB agrees that he unconditionally waives his the right under Section 2 (c)(ii) of the Consulting Agreement, dated August 29, 2000 (the "Prior Agreement"), to have stock options granted him to purchase an aggregate of 40,000 shares of the Client's Common Stock.

3.
Confidential Relationship

    (a) "Confidential Information" shall include confidential and/or proprietary information such as business plan, knowledge, advice, marketing plans, projections, financial statements and data, contracts, customers, know-how, designs, operating methods, employees, trade secrets and ownership information. "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by TJB; or (ii) was available to TJB on a non-confidential basis prior to its disclosure to TJB as evidenced by documents in TJB's files; or (iii) is obtained from third parties not subject to a similar duty to maintain such information as confidential In connection with this Agreement, TJB will be provided, and will have access to, certain Confidential Information of CLIENT. TJB acknowledges and understands that the CLIENT's Confidential Information is a valuable asset and property of CLIENT, and that CLIENT could suffer irreparable harm from the disclosure of all or any of such Confidential Information to third parties. Accordingly, TJB agrees (i) to hold all of CLIENT's Confidential Information in strict confidence, (ii) not to disclose any of such Confidential Information to third parties without the specific prior written consent of CLIENT, and (iii) not to use any such Confidential Information except for purposes absolutely necessary to the performance of its obligations under this Agreement. If TJB is legally required to disclose any Confidential Information of the CLIENT, TJB shall promptly notify the CLIENT of such requirements so that the CLIENT may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or a party grants a waiver hereunder. TJB may furnish that portion (and only that portion) of the Confidential Information which TJB is legally compelled to disclose, and TJB shall use its best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. In no event shall TJB oppose any action by the CLIENT to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

    (b) During the term of this Agreement, TJB agrees that he shall not, directly or indirectly, in any capacity, on his own behalf or on behalf of any third party, sell or market any product which is competitive with any products sold by the CLIENT. TJB agrees that he shall not, directly or indirectly, in any capacity, on his own behalf or on behalf of any third party, during the term of this agreement or during the two (2) year period after the termination or expiration of the term, sell or market the "Silkyboard" product or any new version of the "Silkyboard" product.

4.
Propriety Rights

    The work product of the Services, and any writings, discoveries, inventions and innovations resulting from the Services, shall be promptly communicated to and become the property of CLIENT. TJB shall perform all lawful acts requested by CLIENT, (i) to perfect CLIENT's title therein, and (ii) where applicable, to enable CLIENT, or its nominee to obtain and maintain copyright, patent or other legal protection therefore anywhere in the world. Any such property that is copyrightable subject matter shall be considered a work made for hire, and CLIENT shall own the copyright and all extensions thereof the full and exclusive rights comprised in any such property.

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5.
Term.

    This Agreement shall be effective from march 1, 2001 to March 31, 2002. Either party may terminate this agreement for any reason with or without cause with thirty (30) advance written notice. If this Agreement is terminated before the above date, CLIENT's sole obligation shall be to pay TJB the amount due through the termination date. In the event of termination, or upon expiration of this Agreement, TJB shall return to CLIENT any and all equipment, documents, or materials, and all copies made thereof which TJB received from CLIENT for the purposes of this Agreement.

6.
Indemnification

    CLIENT shall indemnify and save TJB harmless from any damages, liabilities, expenses, and costs (including attorney's fees and court costs) incurred by TJB arising from or relating to this agreement, except for damages, liabilities, expenses, and costs resulting from TJB's misconduct or gross negligence in connection with this agreement.

7.
Notices

    All notices and billings shall be in writing and sent to the following addresses:

PerfectData Corporation	Terry J. Baker
110 West Easy Street	1595 Regatta Road
Simi Valley, CA 93065-1689	Laguna Beach, CA 92651
8.
General

(a)
The terms and conditions of Paragraph 3, 4 and 6 hereof shall survive the expiration or termination of this Agreement as the case may be.

(b)
TJB shall not subcontract any of the Services to be performed without the prior written consent of CLIENT.

(c)
TJB shall perform the Services as an independent contractor and shall not be considered an employee of CLIENT for any purpose.

(d)
TJB shall maintain a presence with the CLIENT's offices at a minimum of 1 day per week.

(e)
This Agreement shall be governed by and construed in accordance with the state laws of the State of California.

(f)
This Agreement shall constitute the entire understanding between TJB and CLIENT relating to the terms and conditions of the services to be performed by TJB.

(g)
The Prior Agreement is hereby terminated except for Sections 3, 4 and 6 thereof which survive such termination.

(h)
TJB agrees that any breach or threatened breach by him of Section 3 or 4 of this Agreement shall entitle the CLIENT, in addition to all other legal remedies available to it, to a temporary or permanent injunction to enjoin such breach or threatened breach. TJB waives any defense that the CLIENT has an adequate remedy at law as a result of any such breach.

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    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date written above.

PerfectData Corporation		Terry J. Baker
By:	/s/ HARRIS SHAPIRO	By:	/s/ TERRY J. BAKER

Date: 3/1/01		Date: 3/1/01

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  EXHIBIT 10.19
SALES AGENT AGREEMENT